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                                                                    Exhibit 99.1


[GRAPHIC OMITTED]
     OCWEN                                     Ocwen Financial Corporation(R)
================================================================================

  FOR IMMEDIATE RELEASE          FOR FURTHER INFORMATION CONTACT:
                                       Robert J. Leist, Jr.
                                       Senior Vice President & Principal
                                         Financial Officer
                                       T: (561) 682-7958
                                       E: robert.leist@ocwen.com
                                          ----------------------


                      OCWEN FINANCIAL CORPORATION ANNOUNCES
                            THIRD QUARTER NET INCOME

West Palm Beach, FL - (November 1, 2005) Ocwen Financial Corporation (NYSE:OCN) today reported net income of $7.9 million or $0.13 per share for the third quarter of 2005 and $13.2 million or $0.21 per share for the nine months ended September 30, 2005. This compares to net income of $39.3 million or $0.61 per share for the third quarter of 2004 and $55.2 million or $0.83 per share for the nine month period in 2004. The third quarter and year to date results for 2004 include a net tax benefit of $31.8 million, primarily reflecting the partial reversal of the deferred tax asset valuation allowance that was established in prior years. Results for the three and nine months ended September 30, 2005 are net of a tax provision of $2.3 million and $5.1 million, respectively.

Chairman and CEO William C. Erbey stated "Our pre-tax income of $10.2 million reflects a positive trend, exceeding both the $7.5 million achieved in the same period last year and the $5.2 million reported for the second quarter of this year, although year to date pre-tax income of $18.3 million remains below the $23.4 million recorded in the same period last year. Overall, we continued to grow our non-interest revenue, posting a 14% increase from last quarter and a 27% increase as compared to the same period last year. Non-interest expenses increased only 3% since last quarter, as we begin to realize the benefits of the cost reduction measures undertaken earlier this year. We are pleased that both our Residential and Commercial Servicing segments had increased earnings in the third quarter. Residential Loan Servicing operations have begun to increase in profitability as rate increases have improved our float earnings, although we have not yet experienced a reduction in prepayment speeds that would further enhance earnings in this segment. Commercial Servicing had an exceptional third quarter, posting pre-tax income of $2.1 million, primarily reflecting asset resolution fees earned in our domestic servicing operation and by GSS in Asia.. While not producing positive results in the third quarter, we believe that Residential Origination Services has significant earnings potential and have invested in resources during the third quarter with the goal of realizing that potential in the future.

Having completed our first quarter after de-banking, our balance sheet remains strong with $188.7 million of cash, $243.0 million of unutilized borrowing capacity on our existing lines and $345.6 million of equity. We repurchased $9.5 million of our 3.25% convertible notes and $2.3 million of our 10.875% capital trust securities for a net gain of $0.9 million. Further progress was made in selling our remaining non-core assets, which were reduced to $5.3 million as of September 30th as compared to $22.4 million at June 30th. During the third quarter we also collected $65.3 million of income tax receivables related to various claims from prior years."

The Residential Servicing segment reported pre-tax income of $7.7 million in the third quarter of 2005 vs. $2.6 million in the 2004 third quarter. Year to date, pre-tax income was $13.2 million in 2005 as compared to $15.6 million in the same period last year. Within this segment, contribution before overhead charges of the Residential Loan Servicing unit increased in the third quarter of 2005 by 208% as compared to the same period last year, primarily reflecting increased float earnings and a decline in operating expenses. This improvement was partially offset by a decline in contribution from the VA servicing contract which continues to reflect lower transaction volumes in 2005 as compared to 2004. Year to date 2005 results in this segment also reflect the absence of the one-time fees of $2.9 million recognized in the second quarter of 2004 from a REALServicing(R) contract. Our servicing portfolio has grown during 2005. As of September 30, 2005, we were the servicer of approximately 332 thousand loans with an unpaid principal balance (UPB) of $36.5 billion as compared to approximately 320 thousand loans and $34.5 billion of UPB at December 31, 2004.

Commercial Servicing reported $2.1 million of pre-tax income in the third quarter of 2005 as compared to a pre-tax loss of $(0.2) million in the third quarter of 2004. Year to date pre-tax income was $2.4 million in 2005 as compared to a pre-tax loss of $(0.7) million in the same period last year. Our third quarter results primarily reflect asset resolution fees earned in our domestic servicing operations and in the Asia operations of GSS.

Ocwen Financial Corporation
Third Quarter Results
November 1, 2005


Residential Origination Services reported a pre-tax loss of $(0.1) million in the third quarter of 2005 as compared to income of $2.7 million in the same period last year. Year to date pre-tax income was $4.5 million in 2005 as compared to $10.0 million in the same period last year. Third quarter results in this segment were significantly impacted by a decline in cash flows from our remaining UK based residual securities resulting in reduced interest income and a decline in the fair value of these trading securities. Additionally, we incurred an operating loss in our new loan processing operations primarily reflecting the need to increase processing staff in advance of increased transaction volume. Offsetting these costs were earnings in Ocwen Realty Advisors and our refinancing operations as well as a gain from a residual securities transaction.

Business Process Outsourcing and Ocwen Recovery Group ("ORG") reported an aggregate pre-tax loss of $(0.3) million in the third quarter of 2005 as compared to pre-tax income of $1.4 million in the third quarter of 2004. Year to date, these businesses recorded aggregate pre-tax income of $0.9 million in 2005 as compared to $4.8 million in 2004. Although revenue in these segments has increased over the same periods last year, expenses have risen more rapidly. ORG third quarter 2005 results reflect one-time settlements of contractual disputes of approximately $0.5 million. Apart from this charge expenses in both units declined during the third quarter as compared to the second quarter of this year as cost reduction initiatives implemented some months ago began to yield results.

The Corporate Segment recorded pre-tax income of $0.8 million in the third quarter of 2005 as compared to $3.7 million in the third quarter of 2004. Year to date, Corporate reported a pre-tax loss of $(2.6) million in 2005 as compared to pre-tax income of $1.7 million in the same period of 2004. Corporate results for 2005 include a pre-tax gain of $1.8 million in the second quarter from the sale of our deposits in the debanking transaction, offset primarily by interest expense retained in Corporate expenses representing the cost associated with maintaining high cash balances during the second quarter in preparation for debanking. Corporate results also include interest income on federal income tax receivables of $0.9 million and $2.7 million for the third quarter of 2005 and 2004, respectively. Year to date, interest on income tax receivables amounted to $1.9 million and $6.5 million in 2005 and 2004, respectively. These receivables, in the amount of $65.3 million, were collected during the third quarter.

Our non-core assets were further reduced, declining from $22.4 million as of June 30th to $5.3 million as of September 30th. During the third quarter, we sold a portion of a real estate investment, received full payment on a facilitating loan to the purchaser of an asset sold earlier this year and sold our remaining affordable housing property. These transactions resulted in a net gain of approximately $0.6 million. One of the three remaining commercial assets was sold in October and another is subject to a sales contract that we anticipate will close in the fourth quarter of 2005.

Income tax expense amounted to $2.3 million in the third quarter of 2005 as compared to a benefit of $31.8 million in the third quarter of 2004. Year to date, tax expense amounted to $5.1 million in 2005 as compared to a benefit of $31.8 million in 2004. Tax expense for 2005 includes a one-time provision of $1.1 million in the second quarter representing tax liabilities arising from the recapture of bad debt reserves in connection with the debanking transaction. The tax benefit for 2004 is primarily due to the reversal of $37 million of the valuation allowance on deferred tax assets that had been provided in prior years. This allowance was reduced as a result of refund claims of $37 million filed with the IRS that reduced our deferred tax asset as of September 30, 2004 and increased our receivable balances by the same amount. The tax benefit is net of $5.1 million of tax expense on 2004 earnings primarily representing the company's estimated federal effective tax rate of 20%.

Ocwen Financial Corporation ("Ocwen") is a leading provider of servicing and origination processing solutions to the loan industry with headquarters in West Palm Beach, Florida, offices in Orlando, Florida and Chicago, Illinois and global operations in Canada, Germany, India, Japan and Taiwan. We make our clients' loans worth more by leveraging our superior processes, innovative technology and high-quality, cost-effective global human resources. Additional information is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the outlook on rate increases and prepayment speed reduction, earnings potential of our origination activities, and expectations as to the sales of commercial assets. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates and real estate market conditions and trends, as well as other risks detailed in OCN's reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarters ended March 31 and June 30, 2005. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
Third Quarter Results
November 1, 2005


                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                               Three Months                     Nine Months
------------------------------------------------------------------     ----------------------------    ----------------------------
For the periods ended September 30,                                        2005            2004            2005            2004
------------------------------------------------------------------     ------------    ------------    ------------    ------------
Revenue
  Servicing and related fees .......................................   $     50,886    $     35,767    $    139,433    $    116,549
  Vendor management fees ...........................................         11,600          11,342          33,264          35,832
  Gain (loss) on trading securities, net ...........................           (743)           (171)         (3,409)          1,688
  Valuation gains (losses) on real estate ..........................             13            (165)            106          (3,990)
  Gain (loss) on sales of real estate ..............................          1,862             311           1,909            (149)
  Operating income (loss) from real estate .........................           (296)            444            (635)          1,017
  Gain (loss) on debt repurchases ..................................            897              --             897              --
  Other income .....................................................          3,944           6,087          12,847          19,970
                                                                       ------------    ------------    ------------    ------------
    Non-interest revenue ...........................................         68,163          53,615         184,412         170,917
                                                                       ------------    ------------    ------------    ------------

  Interest income ..................................................          3,864           4,988          16,960          15,555
  Interest expense .................................................          8,340           7,141          25,852          22,040
                                                                       ------------    ------------    ------------    ------------
    Net interest expense before provision for loan losses ..........         (4,476)         (2,153)         (8,892)         (6,485)
  Provision for loan losses ........................................            (18)            (94)            (30)           (913)
                                                                       ------------    ------------    ------------    ------------
    Net interest income (expense) after provision for loan losses ..         (4,458)         (2,059)         (8,862)         (5,572)
                                                                       ------------    ------------    ------------    ------------
     Total revenue .................................................         63,705          51,556         175,550         165,345
                                                                       ------------    ------------    ------------    ------------

Non-interest expense
  Compensation and employee benefits ...............................         23,723          21,300          72,449          64,229
  Occupancy and equipment ..........................................          4,517           3,981          13,330          11,999
  Technology and communication costs ...............................          7,589           6,190          22,850          19,476
  Loan expenses ....................................................          6,875           5,864          18,671          20,573
  Professional services and regulatory fees ........................          4,586           4,208          14,963          18,026
  Loss (gain) on investments in affordable housing
    properties .....................................................          1,193            (100)          1,717            (179)
  Other operating expenses .........................................          4,995           2,653          13,233           7,841
                                                                       ------------    ------------    ------------    ------------
    Non-interest expense ...........................................         53,478          44,096         157,213         141,965
                                                                       ------------    ------------    ------------    ------------

Income (loss) before income taxes ..................................         10,227           7,460          18,337          23,380
Income tax expense (benefit) .......................................          2,282         (31,845)          5,097         (31,779)
                                                                       ------------    ------------    ------------    ------------
    Net income (loss) ..............................................   $      7,945    $     39,305    $     13,240    $     55,159
                                                                       ============    ============    ============    ============

Earnings (loss) per share
  Basic ............................................................   $       0.13    $       0.61    $       0.21    $       0.83
  Diluted ..........................................................   $       0.12    $       0.53    $       0.21    $       0.78

Weighted average common shares outstanding
  Basic ............................................................     62,975,006      64,637,454      62,843,375      66,853,296
  Diluted ..........................................................     77,397,469      75,816,676      63,843,042      71,505,567

Ocwen Financial Corporation
Third Quarter Results
November 1, 2005


                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except share data)

                                                                                               September 30,   December 31,
                                                                                                   2005            2004
                                                                                               ------------    ------------
Assets
  Cash .....................................................................................   $    188,673    $    542,891
  Trading securities, at fair value:
     Investment grade ......................................................................         41,717          86,215
     Subordinates and residuals ............................................................         30,078          39,527
  Loans held for resale ....................................................................        163,003           8,437
  Match funded assets (including advances on loans serviced for others of $315,694 and
     $276,626) .............................................................................        317,680         280,760
  Advances on loans and loans serviced for others ..........................................        285,903         240,430
  Mortgage servicing rights ................................................................        115,097         131,409
  Receivables ..............................................................................         53,139         126,719
  Real estate ..............................................................................          4,779          18,732
  Loans (net of allowance for loan losses of $47 and $4,546) ...............................            505           3,792
  Premises and equipment, net ..............................................................         39,562          37,440
  Other assets .............................................................................         71,811          66,180
                                                                                               ------------    ------------
     Total assets ..........................................................................   $  1,311,947    $  1,582,532
                                                                                               ============    ============

Liabilities and Stockholders' Equity
  Liabilities
    Match funded liabilities ...............................................................   $    290,476    $    244,327
    Servicer liabilities ...................................................................        285,349         291,265
    Lines of credit and other secured borrowings ...........................................         98,267          50,612
    Debt securities ........................................................................        219,429         231,249
    Other liabilities ......................................................................         71,306          56,850
    Deposits ...............................................................................             --         290,507
    Escrow deposits ........................................................................             --          86,084
                                                                                               ------------    ------------
     Total liabilities .....................................................................        964,827       1,250,894
                                                                                               ------------    ------------

  Minority interest in subsidiary ..........................................................          1,508           1,530

  Stockholders' Equity
   Common stock, $.01 par value; 200,000,000 shares authorized: 63,099,987 and 62,739,478
     shares issued and outstanding .........................................................            631             627
   Additional paid-in capital ..............................................................        184,054         181,336
   Retained earnings .......................................................................        161,373         148,133
   Accumulated other comprehensive income (loss), net of taxes .............................           (446)             12
                                                                                               ------------    ------------
       Total stockholders' equity ..........................................................        345,612         330,108
                                                                                               ------------    ------------
         Total liabilities and stockholders' equity ........................................   $  1,311,947    $  1,582,532
                                                                                               ============    ============

Ocwen Financial Corporation
Third Quarter Results
November 1, 2005


Pre-Tax Income (Loss) by Business Segment
                                                     Three Months                     Nine Months
                                             ----------------------------    ----------------------------
For the periods ended September 30,              2005            2004            2005            2004
----------------------------------------     ------------    ------------    ------------    ------------
(Dollars in thousands)
 Core businesses
   Residential Servicing .................   $      7,695    $      2,621    $     13,241    $     15,554
   Commercial Servicing ..................          2,062            (180)          2,419            (736)
   Ocwen Recovery Group ..................           (649)            708              99           2,998
   Residential Origination Services ......            (95)          2,651           4,464          10,042
   Business Process Outsourcing ..........            392             686             754           1,792
                                             ------------    ------------    ------------    ------------
                                                    9,405           6,486          20,977          29,650
                                             ------------    ------------    ------------    ------------
 Non-core businesses
   Commercial Assets .....................             --          (1,845)             --          (4,895)
   Affordable Housing ....................             --            (888)             --          (3,046)
                                             ------------    ------------    ------------    ------------
                                                       --          (2,733)             --          (7,941)
                                             ------------    ------------    ------------    ------------
 Corporate Items and Other ...............            822           3,707          (2,640)          1,671
                                             ------------    ------------    ------------    ------------
 Income (loss) before income taxes .......   $     10,227    $      7,460    $     18,337    $     23,380
                                             ============    ============    ============    ============